Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports Profitable Results for Third Quarter of 2016 and Declares Dividend Results

GRAND CAYMAN, Cayman Islands (November 14, 2016) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the third quarter and nine months ended September 30, 2016.

Third Quarter 2016 Results
Net income totaled $3.0 million or $0.50 per basic and diluted common share compared with $0.7 million or $0.12 per basic and diluted common share in the third quarter of 2015. The increase was primarily due to a favorable development of loss reserves coupled with an increase in net premiums, investment income and realized gains during the third quarter of 2016 when compared with the third quarter of 2015.

Net premiums earned increased 7% to $1.9 million compared with $1.8 million in the third quarter of 2015. The growth was driven by an increase in the number of reinsurance contracts placed during the third quarter of 2016 compared with the year-ago quarter.

Net investment income totaled $126,000 coupled with $122,000 of net realized investment gains. This compares with $90,000 of net investment income offset by $303,000 of net realized investment losses and $399,000 of other-than-temporary impairment losses for the third quarter of 2015.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were negative $819,000 compared with $438,000 in the third quarter of 2015. The decrease in expenses was a result of a favorable development of loss reserves which totaled $1.2 million during the third quarter of 2016.

During the third quarter of 2016, the company repurchased 66,857 common shares under the $2.0 million share repurchase plan approved by the board of directors in May 2016. These shares were repurchased at an average price of $5.07 per share with a total cost of $339,000.

Dividends paid per share were $0.12 for the third quarter of 2016, unchanged from the third quarter of 2015.

At September 30, 2016, cash and cash equivalents, and restricted cash and cash equivalents, totaled $35.8 million compared with $35.2 million at June 30, 2016 and $39.0 million at December 31, 2015.

Third Quarter 2016 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was negative 65.1% for the third quarter of 2016 compared with 0.0% for the third quarter of 2015. The improvement was wholly due to the favorable development of loss reserves during the third quarter of 2016.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio was 4.3% for the third quarter of 2016 compared with 4.7% for the same year-ago period. The decrease was due to lower acquisition costs during the third quarter of 2016 versus the comparable period.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses to net premiums earned. The expense ratio totaled 22.4% during the third quarter of 2016 compared with 24.4% for the third quarter of 2015. The decrease is the result from the aforementioned decrease in acquisition costs coupled with marginally lower general and admin expenses during the third quarter of 2016 when compared to the third quarter of 2015.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled negative 42.7% for the third quarter of 2016 and 24.4% for the third quarter of 2015. The decrease in the combined ratio is wholly due to significant favorable loss development during the quarter, compared to no losses incurred in the comparable period.

Nine Months Ended September 30, 2016 Financial Results
Net income totaled $4.9 million or $0.81 per basic and diluted common share compared with $4.2 million or $0.70 per basic and diluted common share in the first nine months of 2015. The increase was primarily due to higher net premiums earned during the nine months ended September 30, 2016 when compared to September 30, 2015.

Net premiums earned totaled $6.6 million compared with $5.0 million in the nine months ended September 30, 2015. The increase in net premiums earned was a result of the derecognition of approximately $1.8 million of loss experience refund reserve during the nine months ended September 30, 2016 as the company experienced losses under one of its contracts.

Net investment income totaled $256,000 coupled with $327,000 of net realized investment gains. This compares with $673,000 of net investment income coupled with $262,000 of net realized investment gains offset by $399,000 of other-than-temporary impairment losses for the first nine months of 2015.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $2.3 million compared with $1.3 million in the nine months ended September 30, 2015. The increase was primarily the result of weather-related losses during the first nine months of 2016.

During the first nine months of 2016, the company repurchased 78,387 common shares under the $2.0 million share repurchase plan approved by the board of directors in May 2016. These shares were repurchased at an average price of $5.09 per share with a total cost of $399,000.

Dividends paid per share were $0.36 for the third quarter of 2016, unchanged from the third quarter of 2015.

Nine Months Ended September 30, 2016 Financial Ratios

The loss ratio was 15.5% compared to no losses and a loss ratio of 0.0% during the first nine months of 2015. The increase was driven by losses related to weather events which were partially offset by the favorable development of loss reserves during the nine months ended September 30, 2016

The acquisition cost ratio was 3.2% compared with 5.2% for the year-ago period. The decrease was due to lower average acquisition costs during the first nine months of 2016 versus the comparable period.

The expense ratio was 19.5% compared with 25.8% for the first nine months of 2015. The decrease was a result of higher net premiums earned due to derecognition of loss experience refund reserves which occurred during the nine months ended 2016.

The combined ratio was 35.0% compared with 25.8% for the year-ago period. The increase was due primarily to weather-related events during the first nine months of 2016 versus none in the comparable period.

Subsequent Events
During October 2016, Hurricane Matthew caused significant property damage along an extensive area of Florida’s east coast. To date, reported claims as a result of this storm have been limited. Accordingly, while losses emanating from the storm cannot be accurately estimated at this time, the Company expects that losses incurred under one of its contracts, to negatively impact its earnings in the range of $1.4 million to $3.0 million and may need to establish appropriate loss reserves related to Hurricane Matthew in the fourth quarter of 2016.
Subsequent to quarter end, the company declared a quarterly cash dividendin the amount of $0.12 per share. The dividend will be paid on December 30, 2016 to shareholders of record on December 23, 2016.
Management Commentary
“The profitable third quarter of 2016 was highlighted by an increase in the number of reinsurance contracts. Additionally, we benefitted from a $1.2 million favorable development of loss reserves, which added to our already strong results for the quarter,” said Oxbridge Re Holdings President and CEO Jay Madhu. “Despite claims activity, we have grown book value to $6.77.”

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu, and Financial Controller Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Monday, November 14, 2016
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567
Conference ID: 13649328

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until December 14, 2016.

Toll-free replay number: 877-660-6853
International replay number: 201-612-7415
Conference ID: 13649328

About Oxbridge Re Holdings Limited
Oxbridge (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2016	At December 31, 2015
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $6,081 and $3,080, respectively)	$6,074	3,096
Equity securities, available for sale, at fair value (cost: $6,801 and $7,742, respectively)	6,359	6,252
Total investments	12,433	9,348
Cash and cash equivalents	9,478	8,584
Restricted cash and cash equivalents	26,296	30,368
Accrued interest and dividend receivable	26	25
Premiums receivable	9,448	4,117
Deferred policy acquisition costs	162	90
Prepayment and other receivables	95	91
Property and equipment, net	59	64
Total assets	$57,997	52,687

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$972	-
Loss experience refund payable	6,818	9,913
Unearned premiums reserve	9,526	5,571
Accounts payable and other liabilities	212	176
Total liabilities	17,528	15,660

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,981,613 and 6,060,000 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	6	6
Additional paid-in capital	33,348	33,657
Retained earnings	7,564	4,838
Accumulated other comprehensive loss	(449)	(1,474)
Total shareholders’ equity	40,469	37,027
Total liabilities and shareholders’ equity	$57,997	52,687

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue
Assumed premiums $	$-	-	$15,065	14,888
Change in loss experience refund payable	(2,089)	(2,089)	(4,465)	(6,204)
Change in unearned premiums reserve	4,007	3,881	(3,955)	(3,708)

Net premiums earned	1,918	1,792	6,645	4,976
Net realized investment gains	122	(303)	256	673
Net investment income	126	90	327	262
Other-than-temporary impairment losses	-	(399)	-	(399)

Total revenue	2,166	1,180	7,228	5,512

Expenses
Losses and loss adjustment expenses (credit)	(1,248)	-	1,030	-
Policy acquisition costs and underwriting expenses	83	85	211	259
General and administrative expenses	346	353	1,087	1,024

Total expenses (credit)	(819)	438	2,328	1,283

Net income	$2,985	742	$4,900	4,229

Earnings per share
Basic and Diluted	$0.50	0.12	$0.81	0.70

Dividends paid per share	$0.12	0.12	$0.36	0.36